Exhibit 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Executive Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON FRIDAY, APRIL 2, 2004

STANDARD PACIFIC CORP. REPORTS RECORD 2004 FIRST QUARTER NEW HOME ORDERS, UP 26%

IRVINE, CALIFORNIA, April 2, 2004

Standard Pacific Corp. (NYSE: SPF) announced today preliminary new home orders for the three-month period ended March 31, 2004, the highest for any first quarter in the Company’s history.

	Preliminary New Home Orders January – March		Average Number of Active Selling Communities January - March
	2004	2003	2004	2003
Southern California	664	634	25	28
Northern California	432	192	26	16

Total California	1,096	826	51	44

Florida	915	713	45	28
Arizona	432	383	21	22
Carolinas	158	165	11	9
Texas	158	118	20	23
Colorado	131	88	11	12

Total Company	2,890	2,293	159	138

New home orders for the Company’s 2004 first quarter continue to be strong in the Company’s three largest markets – California, Florida and Arizona. In Southern California, orders were up 5% year-over-year despite an 11% decline in the number of active selling communities due to rapid project sellouts. In Northern California, new home orders were up 125% on a 63% increase in active selling communities, reflecting stronger housing market conditions in the Bay area compared to last year.

In Florida, orders were up 28% on a 61% higher community count. The lower sales rate per community during the quarter reflects a lack of inventory for sale due to stronger than anticipated absorption levels. The total for the 2004 first quarter also includes 81 orders from 11 communities within Coppenbarger Homes in Jacksonville, which was acquired on October 29, 2003.

In Arizona, for the first quarter, orders were up 13% year-over-year despite a 5% decline in the number of active selling communities. This resulted in a 18% increase on a same store basis, reflecting strong housing market conditions in Phoenix.

The Company’s cancellation rate for the 2004 first quarter was 15% compared to 17% for the year earlier period.

The Company’s orders for the 2004 first quarter include 53 homes from 4 joint venture communities, compared to 156 homes from 10 joint venture communities in the 2003 first quarter.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 63,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding orders and expected earnings and new home deliveries. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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